ARTICLES OF AMENDMENT

                                     TO THE

                           ARTICLES OF INCORPORATION

                                       OF

                           DIXIE NATIONAL CORPORATION


         Pursuant to the provisions of ss.79-4-10.06 of the Mississippi Code of 1972, as amended, Dixie National Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:  The name of the corporation is Dixie National Corporation.

     SECOND: The following Resolution was unanimously adopted by the Board of Directors of the Corporation at a meeting duly convened and held on October 27, 1994, in Jackson, Mississippi, in the manner prescribed by the Mississippi Business Corporation Act, to wit:

               WHEREAS, the Corporation is anticipating raising funds for general corporate purposes by the sale or exchange of shares of its common stock, and

               WHEREAS, the Corporation is presently authorized to issue a maximum of 10,000,000 shares of its common stock of which 9,972,235 are presently outstanding or reserved for issuance upon the conversion of other securities or for issuance under one or more stock option plans presently in effect; and

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               WHEREAS,  the Board of Directors of the  Corporation is of the
         opinion that it is in the best interest of the Corporation to amend its Articles of Incorporation to authorize the issuance of a total of 50,000,000 shares of its common stock.

               NOW, THEREFORE, BE IT RESOLVED, that the Corporation shall be and is hereby authorized to amend its Articles of Incorporation so as to authorize the Corporation to issue 50,000,000 shares of its common stock.
               BE IT FURTHER RESOLVED, that the Board of Directors does hereby recommend to the shareholders the adoption of an amendment to the Articles of Incorporation of the Corporation to increase the authorized number of shares of its common stock from 10,000,000 shares to 50,000,000 shares of common stock.

               BE IT FURTHER RESOLVED, that the Resolution of this Board of Directors adopted on the 12th day of April, 1993, purporting to increase the number of authorized common stock of the Corporation from 10,000,000 to 20,000,000 shares of common stock is hereby rescinded and set aside.

               BE IT FURTHER RESOLVED, that upon approval of the recommended Amendment to the Articles of Incorporation by the shareholders of the Corporation, the President and Secretary, or such other officers of the Corporation as may be appropriate, are hereby authorized and directed to file appropriate Articles of Amendment and other required documents with the Secretary of State of the State of Mississippi as may be required to effect the Amendment hereby recommended.


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     THIRD:  The  following  amendment  was  duly  adopted  by  the shareholders of the Corporation at a meeting held January 24, 1995, at which a total of 8,424,973 shares of the outstanding common stock of the Corporation was entitled to vote and at which 6,333,421 shares were voted in favor of such amendment, and 150,667 shares voted against such adoption, the number being cast in favor of the Amendment being sufficient for approval of the Amendment:

         Article IV is amended to read as follows: The aggregate number of shares of common stock which the corporation shall have authority to issue is Fifty Million (50,000,000) shares of a par value of One Dollar ($1.00) per share.


     IN WITNESS WHEREOF, Dixie National Corporation has caused the aforesaid Articles of Amendment to its Articles of Incorporation to be executed on this the 24th day of January, 1995, by its duly authorized President and Secretary.

                                   DIXIE NATIONAL CORPORATION

                                   /s/ Robert Bell Neal
                                   ROBERT BELL NEAL, ITS PRESIDENT

                                   /s/ Jerry M. Greer
                                   JERRY M. GREER, ITS SECRETARY


         STATE OF MISSISSIPPI
         COUNTY OF HINDS

     Personally  appeared before me, the  undersigned  authority in and for the said county and state, on this 24th day of January, 1995, within my jurisdiction, the within named ROBERT BELL NEAL and JERRY M. GREER, who acknowledged that they are President and Secretary, respectively, of Dixie National Corporation, and that for and on behalf of the said corporation, and as its act and deed

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they  executed the above and foregoing  instrument,  after first having been duly authorized by said corporation so to do.


                                     /s/Flora Elizabeth Bates
                                     NOTARY PUBLIC

My commission expires:
 July 29, 1995





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